Exhibit 10.4

RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (this “Agreement”) is made effective as of March 15, 2023 (the “Effective Date”) by and between Walter A. Baker (“Executive”) and Sunnova Energy International Inc., a Delaware corporation (the “Company”). Executive and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive has agreed to resign from the role of Executive Vice President, General Counsel, effective on March 15, 2023 (the “Transition Date”), and take the role of Senior Vice President, Legal, through the date his retirement becomes effective; and

WHEREAS, the Parties desire to have no further obligations to each other, except as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.Transition Role.

(a)Resignation from Executive Vice President Role. Effective on the Transition Date, Executive resigned from the role of Executive Vice President, General Counsel, and shall no longer serve as a Section 16 insider of the Company for purposes of the Securities Exchange Act of 1934, as amended.

(b)Transition Period. From the Transition Date through the earlier of (i) May 1, 2023, or
(ii) such earlier date selected by the Board (the “Transition Period”), Executive shall serve as the Company’s Senior Vice President, Legal.

(c)Transition Duties. During the Transition Period, Executive shall report to the Chief Executive Officer, and shall assist with the transition of the Executive Vice President, General Counsel, responsibilities to his successor, provide legal services to the Company, and such other duties that are reasonably assigned to Executive by the Chief Executive Officer and/or Executive Vice President, General Counsel. During the Transition Period, Executive will continue to abide by the Company’s policies and procedures in all material respects.

(d)Compensation. During the Transition Period, Executive’s pay and benefits, including his base salary and eligibility for payment of a 2022 annual incentive award and grant of a long-term incentive award in 2023, shall remain the same as before the Transition Date. Executive shall remain eligible for the Company’s benefit plans, subject to the terms and conditions of such plans. In addition, all outstanding equity will continue to vest during the Transition Period. For the avoidance of doubt, Executive shall not be eligible for an annual incentive award with respect to 2023.

2.Retirement.

(a)Retirement Date. The last day of the Transition Period, whether it is May 1, 2023, or such earlier date selected by the Board, is Executive’s “Retirement Date.” As of the Retirement Date, Executive will cease to perform services for the Company as Senior Vice President, Legal. The Parties intend and agree that, notwithstanding the provision of Section 3 below, Executive will have incurred a “separation from service” (within the meaning of section 1.409A-1(h) of the Treasury Regulations) for purposes of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Retirement Date.

(b)Resignation of all Positions. Executive agrees that as of the close of business on the Retirement Date, he hereby resigns all offices, directorships, and positions in the Company and all of its subsidiary and affiliated companies, and relinquishes all rights and duties connected therewith. Executive agrees to execute any documents as necessary or desirable to effect any such resignations.

(c)Expense Reimbursement. The Company will reimburse Executive for any reasonable and customary business expenses pursuant to the Company’s policies and procedures to the extent incurred by him in the performance of his duties and responsibilities before the Retirement Date, which will be paid in accordance with Company policy.

(d)Employee Benefits. Except as specifically set forth in this Agreement, following the Retirement Date the Executive will only be entitled to such rights and benefits under the Company’s employee benefit plans as are due and payable in accordance with the terms and conditions of the applicable employee benefit plans.

(e)Treatment of Outstanding Company Equity Awards Upon the Retirement Date. In consideration for Executive’s agreement to the terms of Section 5 and subject to his continued compliance with the terms of Sections 3 and 4, any outstanding restricted stock units (“RSUs”), stock options or premium stock options (collectively, “Options”) held by the Executive as of March 31, 2023 shall be treated as indicated below and any portion of such equity award that does not vest pursuant to this subsection (e) will be forfeited.

(i)RSUs granted in 2023 shall become one-third vested on December 31, 2023, without regard to termination of service, or earlier if otherwise provided under the original award terms.

(ii)RSUs granted prior to 2023 that remain unvested on the Retirement Date shall continue to vest pursuant to their original award terms, without regard to termination of service, during the one-year period following the Retirement Date ending on and including the first anniversary of the Retirement Date.

(iii)Options that remain unvested on the Retirement Date shall continue to vest and become exercisable pursuant to their original award terms, without regard to termination of service, during the one-year period following the Retirement Date ending on and including the first anniversary of the Retirement Date.

(iv)Options that are vested and outstanding on the Retirement Date or that become vested during the one-year period following the Retirement Date ending on and including the first anniversary of the Retirement Date will continue to be exercisable for a term of five years from the date of grant of such Option and will then expire.

If, at any time, Executive acts in violation of Section 3, 4 or 5, then Executive’s unvested awards will be immediately forfeited. For the avoidance of doubt, Executive’s death or Disability (as defined in the applicable award agreement) after the Retirement Date will not alter the treatment described in subsections (i)-(iv) above or result in accelerated vesting or exercisability of an award. In the event of a Change in Control (as defined in the applicable equity incentive plan), vesting and exercisability shall be calculated as described in subsections (i)-(iv) above; provided that vesting and exercisability will occur on the date of the Change in Control, subject to the Section 409A provisions described below in Section 21, if the award would have otherwise accelerated at the time of the Change in Control pursuant to the terms of the applicable award agreement. Any awards that would have otherwise been forfeited without regard to the

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Change in Control will not become vested as a result of the Change in Control. Executive acknowledges and agrees that this Section 2(e) controls treatment of his equity awards following the Retirement Date and supersedes any other retirement policy of the Company.

3.Availability of Executive Following Retirement Date. For a period of six months following the Retirement Date, Executive agrees to be reasonably available for up to ten hours per month to provide assistance and advice on matters related to the business of the Company as reasonably requested.

4.Continuing Obligations.

(a)Severance Agreement Obligations. Executive acknowledges and agrees that he continues to be bound by the Protective Covenants contained in Article 5 of the Executive Severance Agreement between Executive and the Company dated July 23, 2019 (the “Severance Agreement”), which include confidentiality obligations as well as, non-solicitation, non-disclosure, return of Company property, cooperation, and non-disparagement obligations, all of which are enforceable by injunctive relief and specific performance, as limited by any obligations pursuant to the Texas Disciplinary Rules of Professional Conduct. For the avoidance of doubt, the Date of Termination, as such term is used in the Severance Agreement, shall be the Retirement Date. Executive acknowledges and agrees that he shall not be entitled to any severance or other benefits under the Severance Agreement and that, save for Article 5 of the Severance Agreement, the Severance Agreement shall hereby terminate and be of no further force or effect, effective as of the date hereof.

(b)Return of Company Property. On or before the Retirement Date, Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, plans, documents, and other documents and the like relating to the business of the Company or containing any privileged or Confidential Information relating to the Company or that Executive used, prepared or came into contact with during the course of Executive’s employment with the Company, and all laptops, keys, credit cards and passes, and such materials shall remain the sole property of the Company. Executive further agrees to search for and then, after providing the Company with a copy, delete all of the Company’s business information, or Confidential Information, from all of Executive’s personal electronic devices, including phones, tablets, computers, and electronic storage devices, other than information that Executive may need for personal finances and tax filings, or agreements between Executive and the Company and any parent, subsidiary and affiliated companies and divisions, including Sunnova Energy Corporation (collectively, the “Sunnova Group”).

(c)Protected Rights. Notwithstanding the foregoing or any other provision of this Agreement or the Severance Agreement, Executive acknowledges that nothing limits Executive’s ability to file a charge or complaint with a federal, state, or local governmental agency or commission. Executive further acknowledges that neither this Agreement nor the Severance Agreement limits Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an incentive award for information provided to any government agencies.

(d)Defend Trade Secret Act of 2016. Executive further acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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5.Release of Claims and Covenant Not to Sue.

(a)Release. In consideration of the consideration, promises, and benefits provided for in this Agreement, Executive, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company or any member of the Sunnova Group and each of their parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors, as well as all employee benefit plans maintained by any of the foregoing entities or individuals, and all fiduciaries and administrators of such plans, in their personal and representative capacities (collectively, the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, including without limitation, in individual, representative, class or derivative capacities, which Executive had, now has, or may have against the Released Parties relating in any way to Executive’s employment with the Company or termination thereof prior to and including the date Executive signs this Agreement, including but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Executive and any of the Released Parties; any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date Executive signs this Agreement. Executive understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Executive’s employment with the Company or any member of the Sunnova Group and the termination of such employment, including, but not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law prior to and including the date Executive signs this Agreement, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Genetic Information Non-Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), all as amended, as well as any claims prior to and including the Executive signs this Agreement, regarding wages, benefits, vacation, sick leave, business expense reimbursements, wrongful termination, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, retaliation, outrage, defamation, invasion of privacy, breach of contract, fraud or negligent misrepresentation, harassment, breach of duty, negligence, discrimination, claims under any employment, contract or tort laws, claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure, and any other claims related to or arising out of Executive’s employment or the separation of Executive’s employment with the Company or any member of the Sunnova Group prior to and including the date Executive signs this Agreement.

(b)Covenant Not to Sue. Executive agrees not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties, save and except proceedings to enforce the terms of the Agreement or claims of Executive not released by and in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed to release the Company from (i) any obligations set forth in the Severance Agreement or Indemnification Agreement between Executive and the Company dated as of July 29, 2019 (“Indemnification Agreement”), (ii) claims that relate to events that arise after the execution of this Agreement, or (iii) any claim or right held by Executive (whether as an employee, officer, director, stockholder or in any other capacity) for coverage under the Company’s or any member of the Sunnova Group’s directors’ and officers’ insurance policies or any similar coverage or protection provided under the organizational documents of the Company or any member of the Sunnova Group. This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or

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participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding.

(c)Protected Rights. Notwithstanding the foregoing or any other provision in this Agreement or the Severance Agreement to the contrary, the Company and Executive further agree that nothing in this Agreement or the Severance Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.

(d)ADEA Claims. Executive expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and the other Released Parties from all rights or claims he has or may have against the Released Parties, including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), up to and including the date Executive signs this this Agreement including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA. Executive further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver. Executive further acknowledges: (i) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement;
(ii) that he has carefully read and fully understands all of the provisions of this Agreement; (iii) he is, through this Agreement, releasing the Company and the other Released Parties from any and all claims he may have against any of them; (iv) he understands and agrees that this Agreement does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (v) he has at least twenty- one (21) days within which to consider this Agreement; and (vi) he has seven (7) days following his execution of this Agreement to revoke this Agreement; and (vii) this Agreement shall not be effective until the revocation period has expired and Executive has signed and has not revoked the Agreement.

(e)Final Release. In order to release all claims through the Retirement Date, Executive agrees to sign and deliver a final, confirmatory release of claims (the “Final Release”), which the Company shall provide to Executive in a form similar to this Section 5, and which Executive shall return to the Company no earlier than the Retirement Date and in any event by the date that is seven (7) days after the Retirement Date.

6.No Assignment of Claims. Executive represents and warrants, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any claim that he may have against any of the Released Parties.

7.Indemnification of Released Parties. Executive agrees to indemnify and hold harmless the Released Parties, and each of them, against any loss, claim, demand, damage, expenses or any other liability whatsoever, including reasonable attorneys’ fees and costs, resulting from: (i) any breach of this Agreement by him or his successors in interest; (ii) any breach of the surviving provisions of the Severance Agreement by him or his successors in interest; (iii) any assignment or transfer, or attempted assignment or transfer, of any claims released hereunder; or (iv) any action or proceeding brought by him or his successors in interest, if such action or proceeding arises out of, is based upon, or is related to any claims released by this

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Agreement. This indemnity does not require payment as a condition precedent to recovery by any of the Released Parties.

8.Consideration Period. Executive acknowledges and agrees that: (a) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement;
(b) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (c) that he has had (or has had the opportunity to take) twenty-one (21) calendar days to discuss this Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (d) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (e) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (f) that by this Agreement he is receiving consideration in addition to that which he was already entitled; (g) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the other Released Parties, and (h) that he must sign and return this Agreement to the Company, Attn: General Counsel, 20 Greenway Plaza, Suite 540, Houston, Texas 77046 and by email at [redacted] no later than twenty-one (21) calendar days after receiving this Agreement in order to be eligible for the consideration, promises, and benefits described herein.

9.Revocation Period. Executive acknowledges and agrees that he has seven (7) days after the date he signs and returns this Agreement in which to rescind or revoke this Agreement by providing notice in writing to the Company, Attn: General Counsel, 20 Greenway Plaza, Suite 475, Houston, Texas 77046 and by email at [redacted]. Executive further understands that the Agreement will have no force and effect until the expiration of the seven-day period; after such time, if there has been no revocation, this Agreement shall immediately be fully effective and enforceable. If Executive revokes the Agreement, the Company will not be obligated to pay or provide Executive with the consideration, promises, and benefits described herein, and this Agreement shall be deemed null and void.

10.Consequences of Breach or Revocation. Executive agrees that, notwithstanding anything to the contrary in this Agreement, in the event that Executive breaches any of the terms of this Agreement or any of the terms of the Severance Agreement, or if Executive revokes the Agreement pursuant to Section 9, Executive shall not be eligible for the consideration, promises, and benefits described herein and, in the event of such a breach, Executive shall reimburse the Company for any expenses or damages incurred as a result of such breach.

11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.

12.Venue. The exclusive venue for any disputes relating in any way to this Agreement or Executive’s retirement shall be in the state and federal courts located in Harris County, Texas, and the Parties expressly consent to the jurisdiction of those courts.

13.Taxes. All payments, if any, made by the Company under this Agreement or the Severance Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the sole responsibility of Executive, except as expressly stated herein or for the amounts required to be withheld by the Company.

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14.Entire Agreement. With the exception of the continuing obligations in the Severance Agreement, which are expressly incorporated as if fully set forth herein (including but not limited to as described above in Section 4(a)), this Agreement constitutes the entire agreement and understanding among the Parties and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof; and all prior representations, agreements, understandings and undertakings among the Parties with respect to the subject matter hereof are merged herein. Notwithstanding the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall replace, cancel or supersede any agreement between Executive and the Company regarding Executive’s obligations at common law, under the Severance Agreement, under the Indemnification Agreement or pursuant to the Company’s policies to maintain the confidentiality of the Company’s or the Company’s vendors’, affiliates’ or partners’ confidential or proprietary information or trade secrets.

15.Severability. Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and shall be enforced. Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent the Company from enforcing such provision in the future.

16.Confidentiality of Negotiations. By executing this Agreement, Executive agrees and represents that Executive has maintained and will maintain confidential the negotiations related to the Agreement, and has not and will not disclose details of the negotiations to any third party, except to (a) Executive’s legal counsel, tax advisors and immediate family members who agree to keep it confidential; (b) as required by law, in which case Executive shall notify the Company in writing in advance of such disclosure; and (c) as necessary to enforce this Agreement. Other than as permitted above, Executive agrees to respond to any inquiries by saying that the matter was resolved, and no further comment is permitted. Any breach of this Section shall constitute a breach of this Agreement. In the event of such a breach, all other provisions set forth in this Agreement shall remain in full force and effect.

17.Binding Effect. This Agreement shall be binding on and inure to the benefit of each of the Parties, as well as their respective successors, assigns, heirs, executors and administrators.

18.No Waiver. This Agreement may not be waived, modified, amended, supplemented, cancelled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

19.Counterparts; Return of Agreement. This document may be executed in multiple counterparts and/or by facsimile, PDF, DocuSign, and/or electronic mail, all of which will be treated with equal dignity. Signed agreements may be sent via U.S. mail to the Company, Attn: General Counsel, 20 Greenway Plaza, Suite 540, Houston, Texas 77046 and by email at [redacted].

20.Rules of Construction. This Agreement shall not be construed more strictly against any one of the Parties merely by the virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Agreement.

21. Section 409A. It is intended that the provisions of this Agreement either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

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22.EXECUTIVE AFFIRMS THAT (1) HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY, (2) HE IS SIGNING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES, AND (3) HE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT HE IS KNOWINGLY AND VOLUNTARILY WAIVING ANY ACTION HE MAY HAVE OR LATER CLAIM TO HAVE BASED UPON, RELATING TO, ARISING OUT OF, OR CONCERNING IN ANY WAY HIS EMPLOYMENT WITH THE COMPANY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date below.

EXECUTIVE

By: /s/ Walter A. Baker
Name: Walter A. Baker
Address: [redacted]
Date: March 15, 2023

SUNNOVA ENERGY INTERNATIONAL INC.

By: /s/ David Searle
Name: David Searle
Title: EVP, General Counsel

Date: March 15, 2023

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